SOURCE CODE LICENSE AGREEMENT

      This Source Code License Agreement ("Agreement") is entered as of December 13th, 2002 (the "Effective Date") by and between Legato Systems, Inc. a Delaware corporation with its principal place of business at business at 2350 W. El Camino Real, Mountain View, CA 94040, U.S.A, ("Legato") and CaminoSoft Corporation, a California corporation with its principal place of business at 600 Hampshire Road, Suite 105, Westlake Village, CA 91361 ("CaminoSoft").

Legato and CaminoSoft hereby agree as follows:

1.    DEFINITIONS.

1.1 CAMINOSOFT DERIVATIVE WORKS: means all derivative works of the Software made by CaminoSoft, but does not include any portions thereof which consist of Source Code and any products or processes embodied in such derivative works which are derivative works of patents owned or controlled by Legato.

1.2 CONFIDENTIAL INFORMATION: means (i) the Source Code and the source code to CaminoSoft Derivative Works; (ii) either party's business or financial information and plans, including without limitation customer information;
      (iii) the terms of this Agreement; and (iv) any other information, whether in print, magnetically stored, or in some other form, that Legato designates as confidential or which, under the circumstances surrounding the disclosure, should be treated as confidential to Legato. Confidential Information also includes any information that, as a matter of applicable law (such as consumer or end-user personal data) must be kept confidential. "Confidential Information" will not include information that the receiving party can demonstrate by clear and convincing evidence: (a) it received rightfully from another party without an obligation of confidentiality prior to its receipt from the disclosing party, (b) the disclosing party has generally disclosed to the public without any obligation to maintain such information in confidence; or (c) the receiving party can establish and document as being developed independently without access to any Confidential Information received from the disclosing party.

1.3 CONTRACT FOR, CONTRACTED FOR, AND CONTRACTING FOR: shall mean the receipt by Legato of a purchase order for a product or service, or the submission by Legato of an invoice for a product or service.

1.4   CUSTOMER NAMES has the meaning assigned to such term in Section 6.3.

1.5 DOCUMENTATION: means any user documentation, on any media, provided by Legato for use with the Software.

1.6 END-USER: shall mean the person or entity that agrees to the terms of an End-User License Agreement and is authorized to access and use the Software.


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1.7   FINAL PAYMENT: shall have the meaning assigned to such term in Section
      4.2.

1.8   LEGATO PRODUCT: shall mean the Software and CaminoSoft Derivative Works.

1.9 NOVELL: means Novell, Inc., a corporation with its principal place of business in Provo, Utah.

1.10  PRODUCT TRADEMARKS has the meaning assigned to such term in Section 2.4.

1.11 RESELLER: means any third party with a written agreement with CaminoSoft to distribute Software, only in object code form to other resellers or end-users in accordance with the terms of this Agreement.

1.12 SOFTWARE: The term "Software" shall mean those versions of the following computer programs which run on the NetWare operating system: "Legato StandbyServer," "Legato OFFsite Archive and "Legato SnapShotServer".

1.13 SUPPORT: means, unless otherwise specified, Level, 1, 2 & 3 Support and Updates, all as defined in Exhibit B.

1.14 SUPPORT AGREEMENT: means an agreement between Legato and an End User pursuant to which Legato undertakes to provide technical support and/or updates for one or more Software products to such End User.

1.15 SOURCE CODE: means the specified source code of the Software whether in print, magnetically stored, or in some other form, and related materials that Legato may provide to CaminoSoft, and any such source code to the extent included in any CaminoSoft Derivative Work.

1.16 UPDATES AND UPGRADES: shall have the meanings set forth in Exhibit D-1 hereof.

2.    LICENSE

2.1 USE OF SOURCE CODE. Legato hereby grants to CaminoSoft a non-exclusive and (except as provided in Section 19.1 hereof) non-transferable license to use the Source Code to create CaminoSoft Derivative Works and to support Resellers and End-Users.

2.2 GRANT OF OTHER RIGHTS. Legato grants CaminoSoft a non-exclusive, non-transferable worldwide :

            (i) royalty based right to market, distribute, license and sublicense the Software and all CaminoSoft Derivative Works;

            (ii) license to use and reproduce the Software and CaminoSoft Derivative Works for solely for the purpose of demonstrating such products to potential End-Users,


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            (iii) license to use, reproduce and have reproduced, modify, display, and distribute the Documentation in any medium; and

            (iv) license to use, reproduce and have reproduced, modify, display and distribute any marketing materials provided to CaminoSoft pursuant to Section 6.2.

      All such Software shall be marketed, licensed or sublicensed in object code format only, and only for use on the Novell NetWare platform. The rights granted by this Section 2.2 will include the right of CaminoSoft to appoint Resellers to achieve the foregoing.

2.3 NO SALE The licenses granted under this Agreement do not constitute a sale of the Software or any portion or copy of it.

2.4 BRANDING. Legato hereby grants CaminoSoft a non-exclusive license to use the trademarks "StandbyServer," "SnapShotServer," and"OFFsite Archive ," (collectively the "Product Trademarks") in the marketing and distribution of the Software, CaminoSoft Derivative Works, and Documentation; but only in conjunction with a reference to the NetWare operating system and subsequent versions thereof, as in ""StandbyServer Many-To-One for NetWare," "OFFsite Archive for NetWare," "OFFsite Archive Many-To-One for NetWare," "SnapShotServer for NetWare", and "StandbyServer One-to-One for NetWare"". The Product Trademarks may not include or be used with the names "Legato" or "Vinca" but shall be used with a reference to Legato Systems, Inc. as owner of the Product Trademarks. Use of the Product Trademarks is otherwise subject to Section 9 hereof and Legato's trademark guidelines on the Legato website or as may be delivered to CaminoSoft from time to time. Legato reserves the right to require at any time that it approve in advance all documentation, advertising or other public messages by CaminoSoft that refer to Legato Products. CaminoSoft must delete all Legato or Vinca splash screens, and other references to Vinca, or Legato (except for the retention of appropriate copyright, patent or other notices required by Section 3.3) prior to promoting, marketing, distributing or licensing Legato Product or Documentation. CaminoSoft acknowledges that Legato uses, and retains the right to use, the names "StandbyServer", "OFFsite Archive", "SnapShotServer" and other names licensed hereunder with reference to software and products that run on other operating systems.

2.5 CUSTOMER NAMES. Legato grants CaminoSoft the right to use the Customer Names for the purposes of marketing CaminoSoft products and services including the CaminoSoft Derivative Works. Legato shall not disclose the Customer Names to any entity which competes with CaminoSoft in the market for software products running on the NetWare operating system; (i) unless Legato's obligations hereunder do not become permanent pursuant to Section 2.6); or (2) such disclosure is pursuant to a Non Disclosure Agreement restricting the use of the Customer Names. Legato may use the Customer Names in its own marketing programs.


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2.6   EXCLUSIVE NATURE OF RIGHTS. Provided that this Agreement has not terminated and that CaminoSoft is not then in material breach of this Agreement, on December 31st, 2003: (i) the license set forth above in
      Section 2.4 with respect to use of the Product Trademarks shall become exclusive, except that Legato may use the mark SnapShotServer in relation to versions of the such software bundled with NetWorker for Netware ; and
      (ii) Legato's obligation to not disclose the Customer Names pursuant to
      Section 2.6 hereof shall become permanent.

2.7 LICENSE TERMS. CaminoSoft shall use a written software license for marketing and licensing Software under the terms of this Agreement. Such license shall be executed by CaminoSoft and the End User or CaminoSoft shall otherwise require the End User to evidence consent to such license by other appropriate and enforceable means. All such software licenses shall contain terms and conditions that are substantially similar to Legato's standard form of software license, as such license is modified from time to time. Legato's current form of software license is attached hereto as Exhibit A.

2.8 LICENSE TO CAMINOSOFT DERIVATIVE WORKS. CaminoSoft hereby grants to Legato a non-exclusive, transferable license to reproduce and use the source code to the CaminoSoft Derivative Works to support End-Users to whom Legato has delegated its support obligations to CaminoSoft pursuant to Section 8.

3.    OWNERSHIP AND RESTRICTIONS

3.1 OWNERSHIP AND RETENTION OF RIGHTS. CaminoSoft acknowledges that Legato, and its Licensors, own and shall retain all right, title and interest in and to: (i) the Software and updates, including all copies, modifications, and derivative works thereof (subject to Section 3.2), and Documentation, including all intellectual property rights embodied therein; (ii) all of the service marks, trademarks, trade names or any other designations associated with the Software; and (iii) all copyrights, patent rights, trade secret rights, and other proprietary rights relating to the Software, the Source Code, the Documentation, or the Confidential Information. CaminoSoft further acknowledges and agrees that it shall have no rights with respect to any of the foregoing other than the rights expressly set forth in this Agreement.

3.2 CAMINOSOFT DERIVATIVE WORKS. CaminoSoft shall not create any derivative works based solely upon any patents owned or controlled by Legato which are embodied in the Software. All CaminoSoft Derivative Works shall be owned by CaminoSoft except for any portions that express or embody any processes derived from the Software that are considered tradesecret by Legato. Until September 30th, 2004, CaminoSoft shall place a copy of source code to all CaminoSoft Derivative Works, including any Source Code in which they may be embodied, in escrow with DSI Technology Escrow Services, Inc. pursuant to its preferred escrow agreement, promptly following the creation thereof. CaminoSoft shall update all such derivative works at the end of each calendar quarter. Instructions to the escrow agent shall provide for the release of source code to Legato upon certification by a Legato executive that Legato has given any notice of breach required by Section 10 and: (i) CaminoSoft is or has been in material breach of its obligations hereunder; or (ii) Legato is undertaking, directly or indirectly, to resume support obligations that have been delegated to CaminoSoft pursuant to Section 8.4 or 8.5 hereof. Costs of such escrow shall be paid by CaminoSoft.


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3.3   RESTRICTIONS ON USE. CaminoSoft agrees: (i) not to remove any Legato identification or notices of any proprietary, patent or copyright restrictions from the Software, CaminoSoft Derivative Work, Documentation or any support material; (ii) not to provide use of the Legato Product in a computer service business, rental or commercial timesharing arrangement; and (iii) not to develop methods to enable unauthorized parties to use Legato Product.

4.    ROYALTY

4.1 ROYALTY PAYMENTS. CaminoSoft shall make royalty payments to Legato for each copy of the Software or CaminoSoft Derivative Works that CaminoSoft licenses, sublicenses, or otherwise distributes or sells. In addition, CaminoSoft shall pay a royalty for each copy of the Software or CaminoSoft Derivative Work that CaminoSoft uses for its own internal purposes, other than use solely for purposes of support, demonstrations, or other marketing activities. All such royalty payments will be the greater of 25% of CaminoSoft's receipts, or (with respect to each copy of the Software or CaminoSoft Derivative Works) $200. CaminoSoft's receipts shall mean CaminoSoft's list price for the Software or CaminoSoft Derivative Work, less any applicable standard discounts; provided, however, that: i) all discounts must be consistent with CaminoSoft's standard business practice, and (ii) if CaminoSoft sells the Software or CaminoSoft Derivative Work bundled with other products, software or services, the discount that applies will be the average of the discount applied to the entire bundle of products licensed by CaminoSoft.

4.2 FINAL PAYMENT. Once the cumulative royalties paid to Legato under this Agreement equals Ten Million Dollars (US) ($10,000,000) (such event being the "Final Payment") no further royalties shall be due to Legato hereunder.

4.3 PAYMENT TERMS. CaminoSoft shall keep an accurate account of the Legato Product and related services licensed, sublicensed, otherwise distributed or used internally hereunder and provide Legato with accurate and timely quarterly reports showing the quantity of all such royalty bearing Legato Product or services. CaminoSoft shall deliver such quarterly reports to Legato within thirty (30) days of the end of each calendar quarter, and shall, within forty five (45) of the end of such quarter pay to the Legato the amount of the royalties accrued during the corresponding calendar quarter. Payment may be made net of authorized returns and allowances. CaminoSoft shall have no obligation to provide royalty reports following the fiscal quarter in which Final Payment occurs.

      A product shall be deemed licensed or sublicensed at the time of first invoicing, or, if not invoiced, at the time of first shipment, delivery, or other transfer to other than CaminoSoft. The accounting period shall be on a calendar quarterly basis for the respective periods ending on March 31, June 30, September 30 and December 31 of each year, beginning with the end of the period first following the effective date of this Agreement.


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4.4   TIME OF PAYMENT. All accrued royalty fees are due and payable to Legato within forty five (45) days after the end of each calendar quarter.

4.5 RESALE PRICE. CaminoSoft is free to determine its own resale prices for the Legato Product. No employee or representative of Legato has any authority to dictate or in any way inhibit CaminoSoft's pricing discretion with respect to the Legato Product.

4.6 TAXES. CaminoSoft shall bear and be responsible for: (i) the payment of all taxes associated with the use, or license of any Legato Product, (other than taxes based on Legato's net income) fees, duties or other amounts, however designated, including value added and withholding taxes which are levied or based upon such charges, or upon this Agreement. Taxes related to Legato Product licensed pursuant to this Agreement shall be paid by CaminoSoft or CaminoSoft shall present an exemption certificate acceptable to the taxing authorities; and (ii) keeping all records and/or impounding or paying all taxes (e.g., national, local, self employment tax, foreign tax withholding, etc.) and any other charges required by and imposed by any taxing authority on payments to CaminoSoft's employees or agents.

4.7 AUDIT RIGHTS. CaminoSoft shall keep accurate books, records and copies licenses and agreements pursuant to this Agreement, including all Reseller agreements and to all transactions related to Legato Products. Legato shall have the right, not more than once in any calendar year, to examine the books, records and agreements of CaminoSoft to verify the royalty statements and royalties due Legato pursuant to this Agreement. If CaminoSoft underpays Legato and that underpayment is equal to or more than five percent (5%) of the fees due to Legato, in addition to paying any fees (plus interest) which are overdue, CaminoSoft will pay the expenses for that audit.

5.    CAMINOSOFT RESPONSIBILITIES.

5.1 PROMOTION OF PRODUCT. CaminoSoft shall use commercially reasonable efforts to: (i) successfully promote, and solicit orders for the Legato Product on a continuing basis; (ii) comply with good business practices and all applicable laws and regulations; and (iii) diligently perform all other duties as mutually agreed upon herein.

5.2 COMPLIANCE WITH LAWS. CaminoSoft shall be solely responsible for complying with the laws and regulations applicable in any country, or political subdivision thereof, in which it engages in business in performing its responsibilities hereunder. CaminoSoft will bear all expenses and costs related to compliance with such laws and regulations.


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5.3   RESELLER AGREEMENTS. Prior to the distribution of any Software to a
      Reseller, CaminoSoft shall enter into an enforceable written agreement with such Reseller that is sufficient to ensure that such Reseller is required to comply with the relevant terms of this Agreement. Without limiting the generality of the foregoing, each such agreement shall include terms binding the Reseller to obligations at least as broad as those of CaminoSoft under this Agreement and restrictions at least as protective of Legato as those contained in this Agreement, including, the obligations and provisions pertaining to confidentiality and proprietary rights protections, software use restrictions, liability limitations, and warranty disclaimers.

5.4 PROPRIETARY NOTICES. CaminoSoft must reproduce and include the copyright notice and any trademark, service mark, patent or other proprietary notices that appear on the original copy of any Legato Product or Documentation on any copies made by CaminoSoft on any media.

5.5 PROTECTION AGAINST UNAUTHORIZED USE. Legato prevents unauthorized use of Software by employing Enabler Codes and Authorization Codes that enable the use of the Software. If CaminoSoft modifies such enabler/authorization code scheme, it must use a scheme or method at least as effective to prevent unauthorized use of Software or CaminoSoft Derivative Works.

6.    LEGATO RESPONSIBILITIES

6.1 INITIAL DELIVERY. Legato shall, deliver to CaminoSoft, FCA Legato's dock in Palo Alto, California, USA the Source Code on a master CD ROM , within fourteen (14) days after the Effective Date.

6.2 MARKET MATERIALS. Legato shall provide at no cost to CaminoSoft copies of all marketing materials for the Software to the extent such materials are available.

6.3 CUSTOMER NAMES. Promptly following the execution of this Agreement, Legato shall provide to CaminoSoft a list of all customers who, in the three (3) years preceding the Effective Date, have received final authorization codes from Legato to use the Software or who, on the Effective Date, have current support contracts for the Software, the database of such customer names and software designations being the "Customer Names".


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7.    CONFIDENTIAL INFORMATION

7.1 PROTECTION OF CONFIDENTIAL INFORMATION. Each party will protect the other's Confidential Information from unauthorized dissemination and use the same degree of care that such party uses to protect its own like information, but in no event less than a reasonable degree of care. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Notwithstanding the foregoing, either party may use or disclose Confidential Information to the extent such party is legally compelled to disclose such Confidential Information provided, however, that prior to any such compelled disclosure, the disclosing party will notify the non-disclosing party and will cooperate fully with the non-disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. The parties agree that any breach of this Section would cause irreparable harm to the disclosing party for which monetary damages would not be adequate and therefore, the parties agree that in the event of a breach of this Section 7.1, the disclosing party shall be entitled to equitable relief in addition to any remedies it may have hereunder or at law.

7.2   NON-DISCLOSURE OF SOURCE CODE. In additional to the provisions of Section
      7.2 above, CaminoSoft acknowledges that the Source Code (and to the extent containing Legato trade secrets, the CaminoSoft Derivative Works) constitutes a valuable asset of Legato and therefore agrees that only the following CaminoSoft employees shall have access to the Source Code and the source code to the CaminoSoft Derivative Works: those employees: (i) who have a need for such access to accomplish the purposes of the distribution rights and license grants specified in Section 2 above; and
      (ii) with whom CaminoSoft has a legally enforceable obligation that precludes disclosure of third-party proprietary information and is otherwise sufficient to enable CaminoSoft to comply with all the provisions of this Agreement. CaminoSoft shall not grant any other individual or entity access to the Source Code.

7.3 SECURITY. CaminoSoft shall implement reasonable security measures to prevent unauthorized use or disclosure of Source Code. CaminoSoft agrees to segregate all Source Code and Confidential Information from its own confidential information and from the confidential information of others in order to prevent commingling.

7.4 NOTIFICATION OF EMPLOYEES. Each party agrees to take appropriate action by instruction, agreement or otherwise with its employees, agents and contractors allowed access to the Confidential Information to satisfy its obligations under this Section 7.

8.    SUPPORT AND TRANSITION

8.1 LEGATO EMPLOYEES. Legato shall use reasonable efforts to assist and cooperate with CaminoSoft efforts to hire members of Legato's present engineering and technical support personnel from Legato's facility in Orem, Utah who have experience with the Source Code to the Software. Nothing contained herein shall be construed to create any obligation of CaminoSoft to hire any employees of Legato.


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8.2   LEVEL 2 AND 3 SUPPORT. CaminoSoft shall provide Level 2 and 3 support to
      Legato (on behalf of End Users or Legato resellers (including Novell) whose contracts have not been transferred to CaminoSoft) without cost as set forth in Exhibit B hereto, through September 30th, 2004. If CaminoSoft fails to provide adequate Level 2 or 3 Support to Legato, or fails to provide adequate support in fulfillment of Legato's obligations to provide Support or Updates to any End-User or Reseller with respect to which Legato's obligations have been delegated under this Agreement pursuant to Sections 8.3, 8.4 or 8.5, Legato may: (1) reassume support, either directly or through a third party, of such End Users and Resellers; and
      (2) obtain source code to any CaminoSoft Derivative Work that has been or should have been delivered to the escrow provided under Section 3.2. CaminoSoft will reimburse Legato for 150% of its costs involved in providing all such support.

8.3 LEGATO SALES: Legato will remove the Software from its price lists and public e-commerce web sites on or before December 31st, 2002. Legato shall not send out any quotations for Support and/or Updates to the Software after the Effective Date Legato shall retain all revenue derived for the license of the Software, or for Support or Upgrades or Updates: 1) with respect to its agreement with Novell (The Statement of Work No. 2 to the Business Development Agreement dated September 1996, as amended); 2) with respect to Contracts For Support, Upgrades or Updates prior to the Effective Date. Legato shall remit to CaminoSoft 85% of all revenue derived from Contracts For the license of the Software or for Support Upgrades or Updates of the Software after the Effective Date, (except with respect to revenues received from Novell, Inc.) Legato shall submit a statement to CaminoSoft as to all revenue received by it which is to be remitted to CaminoSoft within 15 days following the end of each month and shall remit payment thereof within 30 days of such statement.

8.4 TRANSFER OF CONTRACTS. Legato hereby delegates to CaminoSoft all of its obligations under existing Support Agreements (excluding any contract with Novell, Inc.). CaminoSoft shall fulfill Legato's obligations to provide support thereunder without cost to Legato through the expiration of the last Support Agreement in existence on the Effective Date. A copy of Legato's standard forms of Technical Support Agreement for the Software are attached hereto as Exhibit D -1 and Exhibit D-2. Except as it may be required by contract to enter into an agreement for support of End Users with Novell, Legato shall for a period of 12 months following the date of this Agreement refer all requests for renewal of existing support contracts to CaminoSoft.

8.5 TRANSFER OF NOVELL CONTRACT. Legato may enter into a contract with Novell for support of customers who have purchased Software through Novell. In such case, Legato shall delegate its obligations to provide Level 2 and Level 3 Support and Updates under such contract to CaminoSoft and CaminoSoft hereby undertakes to provide such Support and Updates Legato shall pay to CaminoSoft 85% of all funds received by it from Novell for support under such contract.

9.    TRADEMARKS AND SERVICEMARKS

9.1 TRADEMARKS. Neither party is granted any ownership in or license to the trademarks, marks, service marks or trade names, or good will associated with such marks or names (collectively, "Marks") of the other party, except as provided in Section 2.4. Neither party shall use the Marks or confusingly similar marks in connection with any goods or services other than the Legato Product, or in a manner that dilutes, disparages, or harms the reputation of the party owning such marks. Each party agrees that any goodwill arising from its use of the Marks shall inure to the benefit of the party owning such Mark who will be the sole and exclusive owner of such goodwill.


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9.2   USE OF MARKS. CaminoSoft shall include Legato's copyright notice as required herein. All advertising and other materials in which Legato's Marks are used shall be subject to the prior written approval of Legato. Where appropriate, Legato shall grant generic approval for such use. Whenever a party uses the Mark of the other, such party shall indicate that such Mark is the property of the other party.

9.3 DEFENSE OF TRADEMARKS. Neither party will at any time contest, or assist others in contesting, the validity or enforceability of the Marks of the other party or other proprietary rights, or do, cause to be done, or tolerate any act or thing contesting or in any way impairing or tending to impair any said right, title, and interest of such party in such Marks or other proprietary rights.

10.   TERM AND TERMINATION

10.1 TERMINATION. Prior to Final Payment either party has the right to terminate this Agreement if the other party breaches or is in default of any material obligation hereunder (including the failure to make any payment when due) which defaulting party is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting party or within such additional cure period as the non-defaulting party may authorize in writing.

10.2 ADDITIONAL CAUSE FOR TERMINATION. In addition to the aforementioned, Legato may terminate this Agreement prior to the expiration of one calendar year following Final Payment upon written notice to CaminoSoft, if CaminoSoft:

      o fails to secure or renew any license, permit authorization or approval for the conduct of its business;

      o challenges or assists a third party in challenging Legato's right, title or interest in and to any Legato intellectual property asserted in this Agreement;

      o     ceases to use commercially reasonable efforts to market Legato
            Product,

      o ceases to do business or otherwise terminates its business operations.

10.3 EFFECTS OF TERMINATION. Upon termination or expiration of this Agreement for any reason whatsoever, CaminoSoft shall immediately: (i) cease all use of Legato Product and Documentation; (ii) discontinue any use of the name, logo, trademarks, service marks or slogans of Legato and the trade names of any Software; (iii) discontinue all representation or statements from which it might be inferred that a CaminoSoft relationship with respect to Legato Product exists between CaminoSoft and Legato; (iv) cease to promote, solicit orders for or procure orders for such Legato Product; and
      (v) return all Software, Source Code, Documentation, Confidential Information, and the source code to all CaminoSoft Derivative Works and all related materials and copies thereof to Legato. In addition to the foregoing, CaminoSoft agrees that it shall not, following termination of this Agreement, act in any way to damage the reputation or goodwill of Legato or any Software, CaminoSoft Derivative Work or other product.


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10.4  NO HARM UPON TERMINATION. Except as otherwise expressly provided herein, upon the expiration or termination of this Agreement CaminoSoft shall not be entitled to, and to the fullest extent permitted by law waives, any statutorily prescribed or other compensation, reimbursement or damages for loss of goodwill, clientele, prospective profits, investments or anticipated sales or commitments of any kind.

10.5 SURVIVAL. The following sections of this Agreement shall survive termination: Section 1 (Definitions); Section 3 (Ownership and Restrictions); Section 4 (Royalty); Section 7 (Confidential Information);
      Section 9 (Trademarks and Servicemarks); Section 11 (Special Protections for Source Code); Section 12 (Warranty and Disclaimers); Section 13 (Limitation of Liability); Section 14 (Indemnification); Section 17 (Remedies); Section 18 (Notices); Section 19 (General Provisions).

11.   SPECIAL PROTECTIONS FOR SOURCE CODE

11.1 SPECIAL NATURE OF SOURCE CODE. CaminoSoft agrees and acknowledges that the Source Code is: (i) proprietary to Legato; (ii) is of significant value to Legato; (iii) is not publicly available; (iv) contains trade secrets of Legato; and (v) constitutes Confidential Information of Legato subject to the requirements of this Section 11. In addition to the requirements of
      Section 7, CaminoSoft shall comply with the following restrictions on use of the Source Code and shall maintain the Source Code in accordance with the following security procedures.

11.2 RESPONSIBLE MANAGER. CaminoSoft shall designate a management-level CaminoSoft employee (the "Responsible Manager") who shall have responsibility for preserving the security of the Source Code at all times.

11.3 ACCESS. No Authorized Person shall have access to the Source Code unless and until: (i) they have been apprised of and acknowledges the confidential and proprietary nature of the Source Code; (ii) have been trained with respect to the procedures designed to preserve its confidentiality; (iii) and is subject to a binding and enforceable obligation neither to use such Source Code (other than for purposes expressly permitted by this Agreement) nor to disclose such Source Code to any person or entity other than a person similarly authorized to access the Source Code. CaminoSoft at anytime may change the Authorized Persons.

11.4 SECURITY FOR PHYSICAL MEDIA. To the extent the Source Code is contained in physical media, CaminoSoft shall maintain such Source Code in a room or locker in the Facility to which access may be obtained only through a key or computerized card-access security system and to which only the Authorized Persons shall have access. All such Source Code shall be marked with the restrictive legend "LEGATO CONFIDENTIAL AND PROPRIETARY: FOR USE BY AUTHORIZED PERSONS ONLY." Before any physical storage media containing Source Code is released for reuse, it will be degaussed or completely overwritten. Source Code contained on optical disks shall be returned to Legato.

11.5 SECURITY FOR SOFT MEDIA. To the extent the Source Code is stored electronically on an information processing system, such system shall meet the following requirements:

      o Such system will have password-controlled access. Each user will have a unique user id and associated password. The Source Code shall be stored in data sets which shall be separately password protected and each password will be unique.

      o Such system, and the Source Code in particular, shall not be accessible through dial-up facilities or other form of remote connection.

      o Only Authorized Persons and Legato employees (if required) shall be issued password access to data sets containing Source Code. Each such password will be randomly selected, non-obvious, and nontrivial. Logon passwords will be changed at least every thirty
            (30) days. Displaying and printing of passwords will be either inhibited or masked.

11.6 RECORDS AND INVESTIGATIONS. The Responsible Manager shall maintain a record of all persons who have access to the Source Code and the computer system shall maintain a record of each time a user accessed the Source Code and the user id of such user. CaminoSoft shall record and investigate all unauthorized attempts to gain access to the Source Code and shall promptly notify Legato of any loss, theft, or unauthorized use or disclosure of the Source Code. CaminoSoft shall make such records available to Legato at Legato's reasonable request.

11.7 SECURITY REVIEWS. CaminoSoft shall conduct periodic reviews to ensure compliance with the foregoing security requirements. Legato shall have the right to conduct a review to ensure compliance with the foregoing security restrictions, including an interview of the Responsible Manager and inspection the records maintained by CaminoSoft pursuant to subsection
      11.6 above, on three (3) Business Days written notice.

11.8 ACTIVITY RESTRICTIONS. CaminoSoft shall cause each of its employees who have access to the Source Code to agree in writing: (i) to notify Legato if they engage in the development of any software which is in direct competition with the Software at any time during the two years following the last such access, and (ii) to execute, prior to any such engagement, a confidentiality agreement in favor of Legato in form and substance similar to the confidentiality provisions of Section 7 hereof, including the restriction on the use of the Source Code and any Confidential Information.

11.9 RETURN OF SOURCE CODE. Upon termination of this Agreement, CaminoSoft shall immediately return to Legato all Source Code, in whatever form, including all copies, fragments, excerpts, and any materials containing Source Code, whether or not such Source Code has been intermingled with CaminoSoft Derivative Works, or CaminoSoft's own information or materials, and will certify to Legato that all forms of such Source Code have been returned.

12.   WARRANTY AND DISCLAIMERS.

12.1 LIMITED WARRANTY. CaminoSoft warrants that the support services to be provided to End Users will be performed with the same degree of skill and professionalism as is demonstrated by like professionals performing services of a similar nature.

12.2 OUTSTANDING SUPPORT AGREEMENTS. Legato represents that all of its current contracts for support of the Software expire on or before December 31st, 2003, except as set forth in Exhibit C.

12.3 WARRANTY DISCLAIMER. LEGATO MAKES NO WARRANTIES WITH RESPECT TO any Software, license or SERVICE AND DISCLAIMS ALL Statutory or IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, or arising from a course of dealing or usage of trade and any WARRANTIES OF NONINFRINGEMENT. LEGATO DOES NOT WARRANT THAT THE Software WILL MEET any REQUIREMENTS or THAT THE OPERATION OF THE Software WILL BE UNINTERRUPTED OR ERROR FREE. CAMINOSOFT WILL HANDLE AND BE RESPONSIBLE FOR ALL WARRANTY RETURNS FROM ITS End-users or Resellers.

12.4 NORMAL DISTRIBUTION. Legato warrants that it has not Contracted For Support and Updates for the Software during the 90 days preceding the Effective Date in an aggregate amount greater than 30% of its aggregate Contracts For Support and Updates for the Software for the twelve months preceding the Effective Date. CaminoSoft's sole remedy for breach of this warranty shall be to receive 85% of any amounts received in respect of Contracts For Support and Updates that are in excess of such 30% limit for such 90 day period.

13.   LIMITATION OF LIABILITY.

13.1 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, LEGATO WILL in no event BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, TORT, OR OTHER LEGAL OR EQUITABLE THEORY FOR: (I) ANY Indirect, special, INCIDENTAL OR CONSEQUENTIAL DAMAGES, however caused and whether or not advised in advance of the possibility of such damages; or (ii) damages for LOST profits or lost DATA; OR (III) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OR THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITATION OF LIABILITY OR LIMITED REMEDY, LEGATO'S ENTIRE AGGREGATE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, UNDER ANY LEGAL THEORY, WHETHER IN CONTRACT, TORT, INDEMNITY OR OTHERWISE, SHALL BE LIMITED TO TWO HUNDERD AND FIFTY THOUSAND DOLLARS ($250,000).

14.   INDEMNIFICATION.

14.1 INDEMNIFICATION BY CAMINOSOFT. CaminoSoft shall defend any action brought against Legato, its officers, directors, agents and employees, and shall pay all costs, liabilities, damages and legal fees finally awarded against Legato in, or paid in settlement of, such action, to the extent such action is based on a third-party claim: (i) where CaminoSoft's modification, use or distribution of the Legato Products is not in strict accordance with this Agreement; (ii) of any misrepresentation or any breach of any warranty, covenant or agreement on the part of CaminoSoft; or (iii) such third party claim or action against Legato is for injuries or damage to persons or property caused or claimed to have been caused by the negligent acts or omissions of CaminoSoft personnel while in the course of performing work under this Agreement; (iv) such claim or proceeding relates to any warranty, representation, liability limit, remedy, indemnity, or other obligation stated by CaminoSoft in its license agreement or other agreement between CaminoSoft and such third party, which has terms that differ from the provisions set forth in Exhibit A; or
      (v) involving Support of Novell or any End-Users or Legato reseller whose support contracts have been assigned to CaminoSoft pursuant to Section 8.2.

14.2 INDEMNIFICATION BY LEGATO. Legato shall defend any action brought against CaminoSoft, its officers, directors, agents and employees, and shall pay all costs, liabilities, damages and legal fees finally awarded against CaminoSoft in, or paid in settlement of, such action, to the extent such action is based on a third-party claim that use or distribution by CaminoSoft of the Legato Product within the scope of the licenses granted hereunder directly infringes any United States patent or trademark issued as of the Effective Date or any copyright or trade secret, provided that:
      (i) CaminoSoft promptly notifies Legato of any and all threats, claims or proceedings potentially implicating the indemnity obligations set forth in this Section 14.2; and (ii) Legato is given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Legato will not be responsible for any settlement it does not approve in writing.

14.3 INFRINGEMENT REMEDIES. If the Legato Product is, or in Legato's opinion is likely to become, the subject of a valid claim, suit, or proceedings alleging infringement, Legato may either: (i) procure, at no cost to CaminoSoft, the right to continue using the Legato Product; (ii) replace or modify the Legato Product, at no cost to CaminoSoft, to make it non-infringing, or (iii) terminate the license for the infringing Legato Product and grant a refund credit thereon as amortized on a straight-line sixty (60) month basis.

14.4 DISCLAIMER. THE FOREGOING PROVISIONS STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF LEGATO WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCT and IS IN LIEU OF ANY WARRANTIES OF NONINFRINGEMENT.

14.5 EXCEPTIONS. The foregoing indemnity obligation of Legato does not apply with respect to Legato Product or portions or components thereof: (i) not supplied by Legato, (ii) made in whole or in part in accordance to CaminoSoft specifications or that constitute a CaminoSoft Derivative Work,
      (iii) which are modified after shipment by Legato, if the alleged infringement relates to such modification, (iv) combined with other products, processes or materials where the alleged infringement relates to such combination, or (v) where CaminoSoft continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement.

15.   COMPLIANCE WITH APPLICABLE LAWS

EXPORT AND IMPORT CONTROLS. CaminoSoft acknowledges that the Software and the technical data received from Legato in accordance with the terms hereunder may be subject to United States export and import controls, and in the performance of its obligations, CaminoSoft shall at all times strictly comply with all laws, regulations and orders, and agrees to commit no act which, directly or indirectly, would violate any United States or other countries', regulations or orders.

16.   GOVERNMENT MATTERS.

16.1 GOVERNMENT RESTRICTED RIGHTS. This provision applies to Legato Product licensed directly or indirectly to or on behalf of any government by CaminoSoft or a Reseller. The Software or CaminoSoft Derivative Work is a commercial software product, licensed on the open market at market prices, and was developed entirely at private expense and without the use of any government funds. Any use modification, reproduction, release, performance, display, or disclosure of the Software or CaminoSoft Derivative Work by any government shall be governed solely by the terms specified in Exhibit A and shall be prohibited except to the extent expressly permitted thereto, and no license to the Software or CaminoSoft Derivative Work is granted to any government requiring different terms.

16.2 U.S. GOVERNMENT USERS. If the Legato Product is acquired directly or indirectly by or on behalf of the United States Government, then use, duplication, or disclosure is subject to the restrictions as set forth in the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 subparagraph (c)(1)(ii), or the Commercial Computer Software
      - Restricted Rights at CFR 52.227-19, subparagraphs (c)(1) and (2), as applicable. Manufacturer is Legato Systems, Inc., Mountain View, California.

17.   REMEDIES

17.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, as applied to agreements entered into and to be performed entirely within California between California residents, without regard to the principles of conflict of laws or the United Nations Convention on Contracts for the International Sale of Goods.

17.2 JURISDICTION. The U.S. federal and state courts of the State of California located in Santa Clara County shall have sole and exclusive jurisdiction and venue to adjudicate over any actions relating to the subject matter of this Agreement. The parties hereto consent to the exclusive jurisdiction of the courts specified above, and expressly waive any objection to the jurisdiction, venue, or convenience of such courts.

17.3 INJUNCTIVE RELIEF. The parties agree that a breach of this Agreement adversely affecting Legato's intellectual property rights in the Legato Products or Documentation may cause irreparable injury to Legato for which monetary damages may not be an adequate remedy and Legato shall be entitled to equitable relief in addition to any remedies it may have hereunder or at law.

18.   NOTICES

All notices under this Agreement are to be delivered by (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) telecopying the notice by using the telephone number set forth below or any other telephone number as the party may designate by providing notice, (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing notice, or (iv) hand delivery to the individual designated below or to any other individual as the party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four (4) days after the notice's deposit in the mail,
      (ii) if by telecopy, on the date the notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

      If to Legato:                 Legato Systems, Inc
                                    2350 El Camino Real Mountain View,
                                    California 94040,
                                    USA
                                    Attention:       General Counsel
                                    Telephone:       650 210-7215
                                    Facsimile        (650) 210 -7800

      If to CaminoSoft:             CaminoSoft Corporation
                                    600 Hampshire Road Suite 105
                                    Westlake Village, CA. 91361
                                    Attention Stephen W. Crosson CFO
                                    805-370-3100
                                    Fax 808-370-3200

                        And         David I Kornbluh
                                    Miller Morton Caillat & Nevis
                                    50 West San Fernando Street Suite 1300
                                    San Jose, CA. 95113
                                    Attorney for CaminoSoft
                                    408-292-1765
                                    Fax  408-292-4484

19.   GENERAL PROVISIONS

19.1 ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder, in whole or in part, shall be assignable or otherwise transferable by CaminoSoft, except that In the event of a merger, acquisition, consolidation, reorganization, or sale of substantially all of its assets or of its business CaminoSoft, with the prior written consent of Legato which shall not be unreasonably withheld, may assign its rights and transfer its obligations hereunder to the surviving corporation. Legato may assign its rights and transfer its obligations hereunder provided CaminoSoft is previously notified in writing of such assignment.

19.2 COMPLETE AGREEMENT. The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this Agreement.

19.3 AMENDMENT. This Agreement may not be modified, altered or amended except by written instrument duly executed by both parties.

19.4 WAIVER. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

19.5 SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

19.6 PRESS RELEASE. Neither party shall issue any press release or any other public announcement related to this Agreement without the prior written consent of the other party before to the release thereof.

19.7 READ AND UNDERSTOOD. Each party acknowledges that it has read and understands this Agreement and agrees to be bound by its terms.


IN WITNESS WHEREOF EACH OF THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT BY THEIR DULY AUTHORIZED REPRESENTATIVES.


LEGATO SYSTEMS, INC.                       CAMINOSOFT CORPORATION


---------------------------------          ----------------------------------


---------------------------------


---------------------------------          ----------------------------------
           [Signature]                                [Signature]


Name:                                      Name:
      ---------------------------               -----------------------------

Title:                                     Title:
      ---------------------------               -----------------------------

Address:                                   Address:
        -------------------------                  --------------------------

      ---------------------------               -----------------------------

Date:                                      Date:
      ---------------------------               -----------------------------

                                    Exhibit B

                 ----------------------------------------------

1.    SCOPE

1.1 Support shall be provided only to Liaison(s) identified by Legato from time to time on the form specified in Appendix 1, and consists of telephone assistance, email, access to self-help and on-line resources, and Fixes.

1.2   Support will be provided for a maximum of three (3) Liaisons.

1.3   Support is provided for the Software

2.    CAMINOSOFT RESPONSIBILITIES

2.1   During the term of this Agreement CAMINOSOFT shall:

      2.1.1 Exercise commercially diligent efforts to correct any Problem reported by Liaison in the current, unmodified release of the Software in accordance with the Severity level reasonably assigned to such Problem by Legato. The Severity levels are as defined below:

            * SEVERITY LEVEL 1, CRITICAL: means that a business process is severely affected and there is no procedural workaround, End-user cannot recover needed data files. A system workaround is required immediately;

            * SEVERITY LEVEL 2, SERIOUS: means that a business process is affected, thereby exposing the data to potential loss but normal business operations are not disrupted;

            * SEVERITY LEVEL 3, MEDIUM IMPACT: means there is some loss of functionality, but no immediate business exposure; and

            * SEVERITY LEVEL 4, LOW: means a request for information or enhancement.

      2.1.2 Receive and track Problems reported by the Liaison via telephone or e-mail seven (7) days a week, twenty-four (24) hours a day (7x24).

      2.1.3 Provide Back-line Technical Support to Liaisons for new Severity 1 cases 7x24. Severity 1 Problems must be reported via telephone.

      2.1.4 Provide Back-line Technical Support to Liaisons for Severity 2, Severity 3 and Severity 4 Problems during regular business hours on Business Days.

      2.1.5 Promptly engage engineering resources, as required for Level 3 Support, with supporting materials for Problems. The technical support engineer assigned to the Case will act as coordinator between CAMINOSOFT engineering and Liaison to solicit information and provide status on the Problem Resolution progress.

2.2 SERVICE LEVEL OBJECTIVES. During the term of this Agreement, CAMINOSOFT shall use its commercially diligent efforts to meet the following service level objectives and response times. Legato acknowledges that these are objectives only and that CAMINOSOFT shall not be held liable for failing to meet any of the times specified herein.

--------------------------------------------------------------------------------------------------------------
     SEVERITY LEVEL          I INITIAL CALLBACK        CONTACT
                                    TIME                STATUS                 PROBLEM RESOLUTION
                                                      FREQUENCY
--------------------------------------------------------------------------------------------------------------
           1                     30 Minutes             Daily                    Continuous 7x24
--------------------------------------------------------------------------------------------------------------
           2                       1 Hour               Daily             Continuous 5x9 Business Days
--------------------------------------------------------------------------------------------------------------
           3                      4 Hours               Weekly             As Required (Business Days)
--------------------------------------------------------------------------------------------------------------
           4                   1 Business Day          Monthly             As Required (Business Days)
--------------------------------------------------------------------------------------------------------------

2.3   The initial callback is by a technical support engineer.

2.4 Frequency for ongoing communication is between CaminoSoft's technical support engineer's and Liaison and is intended to drive Problem Resolution. The frequency may change when jointly agreed to by parties.

2.5 RECLASSIFICATION OF SEVERITY LEVEL. CAMINOSOFT reserves the right to downgrade the severity of a Case as solutions are provided to lessen the Problem impact or should Liaison not engage in like resolution efforts.

2.6 CASE CLOSURE. Case closure occurs when one of the following conditions has satisfied the operational requirements of End-user's environment:

      2.6.1 A solution or answer provided;

      2.6.2 A Bug fix is provided;

      2.6.3 A workaround is provided;

      2.6.4 Other vendor solution is identified (i.e. Operating System, Network or Hardware)

      2.6.5 Documentation bug submitted;

      2.6.6 A Request for Enhancement is submitted.

3.    LEGATO'S RESPONSIBILITIES

3.1   During the terms of this agreement the Legato shall:

      3.1.1 Complete and keep current, Appendix 1 and return to CAMINOSOFT within three (3) Business Days of the Effective Date with a minimum of one (1) Liaison and the Administrative Contact.

      3.1.2 Communicate permanent changes or additions to Liaison list at least two (2) Business Days prior to the new Liaison requesting any technical assistance by completing a new Appendix 1.

      3.1.3 Comply with requirement that all Case activity be opened and managed by Liaisons.

      3.1.4 Provide CAMINOSOFT with a complete and concise Problem description, all details pertaining to the Problem, Software name and version, and relevant Operating System or platform information.

      3.1.5 To the best of its abilities, read, comprehend and follow operating instructions and procedures as specified in, but not limited to documentation and other correspondence related to the Software, and shall follow procedures and recommendations provided by CAMINOSOFT support personnel in an effort to correct Problems.

      3.1.6 Notify CAMINOSOFT of Problems in accordance with the then-current CAMINOSOFT problem reporting procedures. If CAMINOSOFT reasonably believes that a problem reported by Legato may not be due to an Problem in the Software, CAMINOSOFT will so notify Legato.

      3.1.7 Promptly obtain training or certification (where available) on the use of all Software for Liaisons and keep such Liaisons trained in all current releases of the Software.

4.    WARRANTY AND DISCLAIMER

4.1 LIMITED WARRANTY. CAMINOSOFT warrants that services provided hereunder will be performed with the same degree of skill and professionalism as is demonstrated by like professionals performing services of a similar nature.

4.2 WARRANTY DISCLAIMER. THESE TERMS AND CONDITIONS CONSTITUTE A SUPPORT CONTRACT AND NOT A PRODUCT WARRANTY. ALL SOFTWARE AND MATERIALS RELATED THERETO ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE APPLICABLE END-USER LICENSE AGREEMENT. All work performed hereunder is "AS IS" without warranty of any kind. CAMINOSOFT hereby disclaims all warranties express or implied, statutory, or otherwise, including without limitation any implied warranties of merchantability, fitness for a particular purpose, and non-infringement.

4.3 DISCLAIMER. This agreement does not imply any guarantee by CAMINOSOFT to Fix any reported Problems or provide Fixes within a pre-defined time frame. CAMINOSOFT actively solicits RFE's from its Resellers and other partners and customers, however, this in no way commits CAMINOSOFT to implement any such changes. In addition, Support is limited to assisting Legato with current production Software and does not include support of other software (device drivers, shell scripts or special programs) or hardware (tape drives, Autochanger, etc.) not normally supported or certified by CaminoSoft.

Appendix 1
to
Exhibit B

Legato Information or Modification

   ----------------------- ---------------------------------------------------------------------------------
   LEGATO
   ----------------------- ---------------------------------------------------------------------------------
   Address 1
   ----------------------- ---------------------------------------------------------------------------------
   Address 2
   ----------------------- ---------------------------------------------------------------------------------
   City, State, Zip
   ----------------------- ---------------------------------------- ----------------------------------------
   LIAISON #1                                                       CAMINOSOFT Contact Code:
   ----------------------- -------------------------- --------------------------- --------------------------
   Phone Number                                       FAX Number
   ----------------------- -------------------------- --------------------------- --------------------------
   E-mail Address                                     Pager Number
   ----------------------- -------------------------- --------------------------- --------------------------
   LIAISON #2                                                       CAMINOSOFT Contact Code:
   ----------------------- -------------------------- --------------------------- --------------------------
   Phone Number                                       FAX Number
   ----------------------- -------------------------- --------------------------- --------------------------
   E-mail Address                                     Pager Number
   ----------------------- -------------------------- --------------------------- --------------------------
   LIAISON #3                                                       CAMINOSOFT Contact Code:
   ----------------------- -------------------------- --------------------------- --------------------------
   Phone Number                                       FAX Number
   ----------------------- -------------------------- --------------------------- --------------------------
   E-mail Address                                     Pager Number
   ---------------------------------------------------------------------------------------------------------
     Previous Liaison
   ----------------------- ---------------------------------------- ----------------------------------------

                                                                    CAMINOSOFT Contact Code:
   PREVIOUS LIAISON
   ----------------------- -------------------------- --------------------------- --------------------------
   Phone Number                                       FAX Number
   ----------------------- -------------------------- --------------------------- --------------------------
   E-mail Address                                     Pager Number
   ----------------------- ---------------------------------------- ----------------------------------------
   NEW LIAISON #1                                                   CAMINOSOFT Contact Code:
   ----------------------- ---------------------------------------- ----------------------------------------
   Phone Number                                       FAX Number
   E-mail Address                                     Pager Number
   ----------------------- ---------------------------------------- ----------------------------------------
   PREVIOUS LIAISON                                                 CAMINOSOFT Contact Code:
   ----------------------- -------------------------- --------------------------- --------------------------
   Phone Number                                       FAX Number
   ----------------------- -------------------------- --------------------------- --------------------------
   E-mail Address                                     Pager Number
   ----------------------- -------------------------- --------------------------- --------------------------
   NEW LIAISON #2                                                   CAMINOSOFT Contact Code:
   ----------------------- ---------------------------------------- ----------------------------------------
   Phone Number                                       FAX Number
   ----------------------- -------------------------- --------------------------- --------------------------
   E-mail Address                                     Pager Number
   ----------------------- -------------------------- --------------------------- --------------------------


---------------------------------            -----------------------------------
(AUTHORIZED SIGNATURE)                       (PRINTED NAME)


---------------------------------            -----------------------------------
(Title)                                      (Date)

                                    EXHIBIT C

 SITE_IDSITE NAME               DESCRIPTION                                          Coverage Level             Contract
                                                                                                                End Date
   11407CITIZENS BANK           Availability SnapShotServer for NetWare License      Updates                    07/31/06

   11407CITIZENS BANK           Availability SnapShotServer for NetWare License      Updates                    07/31/06

   11407CITIZENS BANK           StandbyServer for NetWare per Server License         Updates                    07/31/06

   11407CITIZENS BANK           StandbyServer for NetWare per Server License         Updates                    07/31/06

   50996STATE OF ALASKA DGGS    StandbyServer                                        24X7 EXTENDED COVERAGE     06/26/05

   19316ENRON CORP.             StandbyServer                                        24X7 EXTENDED COVERAGE     08/27/04

   19316ENRON CORP.             StandbyServer                                        24X7 EXTENDED COVERAGE     08/27/04

   15814DELL COMPUTER CORP      StandbyServer for NetWare per Server License         Updates                    06/30/04

   74390DELL COMPUTER CORP      StandbyServer for NetWare per Server License         Updates                    06/30/04

   74390DELL COMPUTER CORP      StandbyServer for NetWare per Server License         Updates                    06/30/04